UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): November 20, 2008 (November 14, 2008)

THORIUM POWER, LTD.
(Exact name of small business issuer as specified in its charter)

Nevada	000-28535	91-1975651
(State or other jurisdiction of	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1600 Tyson's Boulevard, Suite 550
(Address of Principal Executive Offices)

571-730-1200
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Chief Operating Officer

On November 14, 2008, Thorium Power, Ltd. (the “Company”) removed Erik Hallstrom as the Company’s Chief Operating Officer without cause, effective immediately.

Appointment of Chief Operating Officer

On November 14, 2008, James Guerra, the Company’s Chief Financial Officer, was appointed as the Company’s Chief Operating Officer. Mr. Guerra will continue to serve as the Company’s Chief Financial Officer in an interim capacity until a permanent Chief Financial Officer is appointed. Mr. Guerra’s employment will continue to be governed by his employment agreement, dated October 23, 2007 (the “Guerra Employment Agreement:”), as described below, until such time as a new employment agreement is negotiated and executed.

On October 23, 2007, the Company appointed Mr. Guerra as the Company’s Chief Financial Officer, effective October 29, 2007. Prior to joining the Company, he served as Vice President of Finance and Chief Financial Officer of Exelon Business Services Company from 2002 to 2007. Exelon Business Services Company is the corporate services and operating company of Exelon, the largest producer of nuclear energy in the United States. From 2000-2002, Mr. Guerra served as Vice President of Business Operations and Controller of Exelon Nuclear. Prior to joining Exelon, Mr. Guerra was Vice President of Finance and Treasurer and Controller of Grupo Dina, the Mexico City-based manufacturer of trucks and the largest producer of motor coaches and bus spare parts in North America. Earlier in his career, Mr. Guerra served in senior financial management positions with AT&T, Citigroup, and Beatrice Companies. Mr. Guerra holds a B.A. in Economics from the University of Notre Dame, an M.M. in Accounting/Finance from the Kellogg School of Management of Northwestern University and is a licensed CPA in the State of Illinois.

Pursuant to the terms of the Guerra Employment Agreement, the Company agreed to pay Mr. Guerra an annual salary of $222,600, as consideration for performance of his duties as Chief Financial Officer, Treasurer and Executive Vice President. In addition, the Company issued to Mr. Guerra, pursuant to the Company’s 2006 Amended and Restated Stock Plan (i) 1,000,000 shares (the “Guerra Shares”) of common stock of the Company and (ii) a ten-year non-qualified option (the “Guerra Option”) for the purchase of 1,000,000 shares of the common stock of the Company, at an exercise price of $0.35 per share. The term of the Guerra Employment Agreement commenced on October 29, 2007, and will end when terminated by either party as provided in the Guerra Employment Agreement.

The Company agreed to issue the Guerra Shares in accordance with the terms and conditions of a separate restricted stock grant agreement (the “Stock Agreement”), dated October 29, 2007. The Guerra Shares are be shares of restricted stock and the certificate evidencing them bears a restricted legend and stop transfer order will be placed against them. The Guerra Shares vest in equal monthly installments over a three year term with accelerated vesting upon a Change of Control, termination of Mr. Guerra by the Company Without Cause or the cessation of Mr. Guerra’s employment with the Company for Good Reason (all as defined in the Guerra Employment Agreement). No portion of the Guerra Shares may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of by Mr. Guerra until such portion of the Guerra Shares becomes vested.

The Company agreed to grant the Guerra Option in accordance with the terms and conditions of a separate stock option agreement (the “Option Agreement”), dated December 5, 2007. The Guerra Option will vest monthly over a four-year period following the six month anniversary of the Company’s grant of the Guerra Option, with accelerated vesting upon a Change of Control, termination of Mr. Guerra’s employment by the Company Without Cause, or the cessation of Mr. Guerra’s employment with the Company for Good Reason (all as defined in the Guerra Employment Agreement).

This brief description of the terms of the Guerra Employment Agreement is qualified by reference to the provisions of the Guerra Employment Agreement, which is attached to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 23, 2008.

Item 8.01.	Other Events.

On November 14, 2008, the Company appointed Richard Beake as Executive Vice President, Consulting. Mr. Beake will be responsible for leading the nuclear energy consulting segment of the Company’s business operations. Prior to joining the Company, Mr. Beake served as the Business Development Director, from 2005 to 2008, for Bechtel Management Company Limited in London (“Bechtel Management”), and was responsible for the development of Bechtel Management’s strategy for the U.K. nuclear decommissioning market. From 2002 to 2005, Mr. Beake served as the Nuclear Decommissioning Authority Mobilization Manager for Bechtel Management, and worked with the U.K. Department of Trade and Industry to restructure the government’s civil nuclear sector activities and create the Nuclear Decommissioning Authority. From 1993 to 2002, Mr. Beake served in various management capacities for Bechtel Limited, supervising global contract bids and strategy development initiatives.

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits

Exhibit	Description
No.

99.1	Press Release dated November 20, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THORIUM POWER, LTD.

Date: November 20, 2008

By:/s/ Seth Grae
Seth Grae
President and Chief Executive Officer

EXHIBIT INDEX

99.1	Press Release dated November 20, 2008